Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 22, 2011

Invesco PowerShares

powerSHARES Xchange Traded Notes™

JGBT PowerShares DB **3x Japanese Govt Bond Futures** ETN
JGBL PowerShares DB **Japanese Govt Bond Futures** ETN

ETN & Index data as of Mar. 15, 2011

Description

The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBT) and the PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBL) (collectively, the "PowerShares DB JGB Futures ETNs," or the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a Japanese bond futures index.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index (the "JGB Futures Index"), which is intended to measure the performance of a long position in 10-year JGB Futures.

PowerShares DB JGB Futures ETN & Index Data	
Ticker symbols	
3x JGB Futures	JGBT
JGB Futures	JGBL
Intraday indicative value symbols	
3x JGB Futures	JGBTIV
JGB Futures	JGBLIV
CUSIP symbols	
3x JGB Futures	25154W209
JGB Futures	25154W308
Details	
ETN price at inception	$20.00
Inception date	3/22/2011
Maturity date	3/31/2021
Yearly investor fee (JGBT)	0.95%
Yearly investor fee (JGBL)	0.50%
Leverage reset frequency	Monthly
Listing exchange	NYSE Arca
DB USD JGB Futures Index	DBBNJGBL
Issuer	
Deutsche Bank AG, London Branch	
Long-term Unsecured Obligations	

Index History[1] (since September 20, 2010)



JGB Futures Index
140
130
120
9/30/10
10/31/10
11/30/10
12/31/10
1/31/11
3/15/11

ETN Performance & Index History (%)[1]	1 Year	2 Year	Since JGB Futures Index Publication	Since ETN Inception
ETN Performance				
3x JGB Futures	–	–	–	–
JGB Futures	–	–	–	–
Index History				
JGB Futures Index	–	–	0.00	–
Comparative Indexes[2]				
S&P 500	–	–	13.27	–
Barclays Capital U.S. Aggregate	–	–	0.14	–

Source: Invesco PowerShares, Bloomberg L.P.

[1] ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a combination of three times the monthly returns, for the 3x JGB Futures ETNs, or the monthly returns, for the JGB Futures ETNs, from the JGB Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual PowerShares DB JGB Futures ETN performance. The inception date of the JGB Futures Index is September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

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JGBT PowerShares DB 3x Japanese Govt Bond Futures ETN
JGBL PowerShares DB Japanese Govt Bond Futures ETN

Index data as of Mar. 15, 2011

Volatility (%)(1,2)
                            JGB Futures
                                      Index
Since Index Publication           2.44
--------------------------- -----------
Historical Correlation(1,2)
Since Index Publication     JGB Futures
                                      Index
SandP 500                          -0.02
Barclays Capital U.S.
  Aggregate                       0.07
--------------------------- -----------
Index Performance (%)(1)
                            JGB Futures
                                      Index
YTD                               0.41

PowerShares DB JGB Futures ETNs

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD JGB
Futures Index.

The DB USD JGB Futures Index is intended to measures the performance of a long position in 10-year JGB Futures. The underlying assets of 10-year JGB Futures are Japan-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the returns from the relevant futures index plus the returns of the TBill index, less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB JGB Futures ETNs

Benefits

[]   Leveraged or unleveraged long notes

[]   Relatively low cost

[]   Intraday access

[]   Listed

Risks

[]   Non-principal protected

[]   Leveraged losses

[]   Subject to an investor fee

[]   Limitations on repurchase

[]   Concentrated exposure

[]   Credit risk of the issuer

[]   Issuer call right

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

Each security offers investors exposure to the month-over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The JGB Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal

amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your
ETNs may not be offset by any beneficial monthly performances. The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x JGB Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing. An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 20102011 Invesco PowerShares Capital Management LLC

P-DBJG-ETN-PC-1 03/11

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